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     NDC
Netzler & Dahlgren Co AB

NDC Automation Inc
Mr. Ralph Dollander
3101 Latrobe Drive
CHARLOTTE NC 28211
U S A




                                                            September 10, 1997

Dear Ralph:

This is to confirm our recent discussions regarding the interpretation of paragraph 2.6, "the non-competition clause" of the Master License Agreement
(MLA) between NDC Automation, Inc. (NDCA) and Netzler & Dahlgren Co AB (NDC).

Let me first outline our long term strategy:
It is the objective of the NDC business strategy to make NDC AGVS Control Technology and Products part of all AGV systems that will be installed world-wide. To make that happen, we need partners, e.g. AGV manufacturers and other process equipment manufacturers, who within their specific geographical area or niche will incorporate our technology and products in the AGVs they supply.

However, in market areas where no such partner or potential partner is available, NDCA must be able to intervene and absorb the full responsibility for a complete AGV system in order to ensure that the NDC technology and products will be installed rather than any competing technology.

Consequently, NDC acknowledges the fact that NDCA may generate revenues also from other sources than partners, e.g. systems business directly with end users, through system integrators, etc. However, NDCA' s direction of being a supplier of technology and products to partners is unchanged and NDCA may accept "non-partner" business only after careful consideration in each case in order not to jeopardize future partner agreements.

For obvious reasons, NDCA shall not compete with existing NDCA or NDC partners.


Best regards,

/s/ Goran Netzler
Goran Netzler
President of NDC Netzler & Dahlgren Co AB

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FOR IMMEDIATE RELEASE

October 10, 1997

                                          NDC AUTOMATION, INC. ANNOUNCES
                                      STRATEGIC ALLIANCE AGREEMENT WITH MUNCK

        Charlotte, NC, October 10, 1997, NDC Automation, Inc. (OTC Bulletin Board Symbol. "AGVS") announced today that it has executed a Strategic Alliance Agreement with Munck Automation Technology. Inc. ("Munck") of Newport News, Virginia . Munck is a major supplier of automated material handling systems including AGVS vehicles and systems and automatic storage and retrieval systems( "AS/RS") to end users. The initial term of the agreement is three years, subject to Munck reaching certain sales targets on an annual basis. Following the third year, the Agreement extends automatically for one year at a time if approved by both parties.

           Pursuant to the Agreement, Munck agrees to promote NDC AGVS technology in its sales efforts of new AGV systems to end users. Munck also has committed to use its best efforts to meet a target which would provide purchase orders to NDCA for a minimum of $9,400,000 for hardware , software and engineering services over the initial three year term of the Agreement. Under the Agreement, NDCA will also promote Munck products to end users.

           "We are very pleased to have signed this agreement " says Ralph Dollander, President of NDC Automation, Inc. " Our two Companies complement each other well and customers will benefit from our combined resources and capabilities. This agreement strengthens the existing cooperation our companies have enjoyed over the last year in marketing and installing AGV systems . An example of such cooperation was the recently completed ten vehicle LGVS ( Laser Guided Vehicle System ) at a Compact Disk manufacturing facility in North Carolina."

          " Munck is pleased to offer NDC technology to its customers, especially the Laser technology, LazerWay(TM), says Magne Nygren, President of Munck Autech. "The Agreement will allow Munck to make this proven state-of-the-art technology available to our customers immediately, while allowing us to invest our Research and Development resources in other areas."

          NDC Automation, Inc. sells hardware, software, and engineering services incorporated into and used to control Automatic Guided Vehicle Systems
(AGVS). NDC's sales are targeted to OEM's and system integrators, which buy solutions from the Company and incorporate them into their material handling systems for the industries in which they specialize.

                               ******************

For further information contact:

  Ralph G. Dollander                       Claude Imbleau
  President                                VP Finance & Administration
  704-362-1115

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